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                                                                  Exhibit 99.4


 [CATALINA MARKETING CORPORATION LOGO]



                                                                            NEWS

--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE                      CONTACT:   Philip B. Livingston
                                                      Senior Vice President and
                                                      Chief Financial Officer
                                                      813-579-5006

                                                      Bruce Valentine
                                                      Treasurer
                                                      813-579-5210

               CATALINA MARKETING REPORTS 37 PERCENT INCREASE IN
                  REVENUE AND 43 PERCENT INCREASE IN EARNINGS

ST. PETERSBURG, Florida, January 15, 1998 - Catalina Marketing Corporation (NYSE: POS) today announced that for the third quarter ended December 31, 1997, earnings per share increased 43 percent to 57 cents per share from 40 cents reported for the comparable period a year ago. The company's net income was a record $10.9 million on total revenue of $63.7 million, compared to net income of $8.3 million on revenue of $46.3 million in the December 1996 quarter. The company's revenue growth equated to a 37 percent increase over the year-ago quarter and exceeded last quarter's record revenue level by 21 percent.

For the nine month period ended December 31, 1997, total revenue increased 29 percent to $163.1 million versus $126.1 million posted in the first nine months of fiscal 1997. Net income was $24.7 million compared to $21.8 million reported for the nine month period ended December 31, 1996. Earnings per share was $1.30, a 23 percent increase over $1.06 for the corresponding period a year ago.

George W. Off, president and chief executive officer, commented, "Our performance was outstanding in the quarter. With nearly $64 million in revenue in the period, we surpassed a key milestone and broke the $200 million sales mark on a twelve-month rolling basis. The company's record results were driven by a surge in our core domestic business, which was partially attributable to some shifting in client spending from the March, 1998 quarter into the current quarter. Also, our international operations and new ventures provided a growing share of revenue."

Other third quarter highlights and key events included:

# In the company's core domestic business, revenue increased 30 percent, and revenue per average store grew 27 percent over the comparable period a year ago. On a trailing twelve month basis, core domestic business revenue grew 19 percent over the prior twelve month period.




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#   Operating cash flow, or EBITDA, increased 38 percent to $24.9 million from the comparable period a year ago. On a trailing twelve month basis, EBITDA reached $74.8 million, up 25 percent over the prior twelve month period. Operating income for the quarter increased 42 percent to $19.3 million from $13.6 million in the year-ago quarter. The above references made to EBITDA and operating income exclude the effect of the company's shut-down of Mexican operations completed during the quarter and explained in more detail below.

# Net income was up 31 percent over the third quarter a year ago. The difference between this mark and the 43 percent increase in earnings per share is attributable to the company's share repurchase activity and related interest costs. In November, the company announced, and currently has fully available, a $30 million common stock repurchase authorization.

# The Company's U.S. installed store base increased to 10,979, with 178 additional stores installed on a net basis. During the quarter the company announced the execution of a contract to install its system in 138 stores in North Carolina-based Harris Teeter. In addition, the company has entered into contracts to install over 100 stores in the Minneapolis-based Rainbow Foods chain, the Bashas' chain in Arizona, and Buttrey Big Fresh and Fresh Foods stores in Montana.

# Overseas, more than 300 stores were added during the quarter, resulting in an installed base of 1,290 stores at quarter end. The overseas activity primarily occurred in the Somerfield chain (U.K.) and Champion stores (France), while pilot programs in Japan's Jusco and Seiyu chains continued. During the quarter, the company completed its shut-down of operations in Mexico. Included in selling, general and administrative expense for the quarter was $3.5 million incurred for termination of Mexican operations, substantially offset by a $3.1 million reduction in income tax expense due to a tax benefit arising from such termination. Giving effect to these items, consolidated earnings for the third quarter and fiscal year-to-date included after-tax losses of three and nine cents per share, respectively, attributable to Mexican operations.

# Health Resource Publishing Company ("HRPC") finished the quarter with an installed base of 1,566 stores in over 25 retailers, including Weis, Duane Reade, Fry's, Save Mart, Discount Drug, Dillon's, Rite-Aid, Kroger, Pathmark, and King Soopers.

# SuperMarkets Online, Inc., continued to develop its secure online coupon initiative, and announced that it had entered into distribution agreements and strategic alliances with 10 online services, 24 packaged goods manufacturers and nearly 90 grocery chains, including such industry leaders as America Online, Excite, Microsoft, General Mills, Nabisco, Piggly Wiggly and A&P. The arrangements have laid the foundation for expansion of the subsidiary's ValuPageSM service, a mechanism which links the Internet and the Catalina Marketing Network(R) to deliver Web Bucks(TM) to consumers in-store.




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#   Net income for the quarter included pre-tax losses from domestic new business ventures of $1.8 million, or six cents per share after tax. In the comparable quarter a year ago, net income reflected pre-tax losses from domestic new business ventures of $2.1 million, or six cents per share on an after-tax basis.

Commenting on the upcoming fourth quarter, George Off stated, "Given our outstanding sales performance in the third quarter, which partially benefited from a shift of fourth quarter client spending into the current period, we are planning on core domestic business top line growth of approximately 17 percent for fiscal 1998. Reflecting this growth, and given the expected performance of our international and new venture businesses, we are looking to finish the fiscal year within the consolidated earnings per share range of $1.70 to $1.75 previously anticipated for fiscal 1998."

Regarding preliminary prospects for fiscal 1999, Off added, "Based upon our analysis of recent selling activity, client contract commitment levels and sales prospects for such new programs as One-to-One Direct and Loyalty Marketing Services, our fiscal 1999 expectation for growth of core domestic business revenue is approximately 15 percent. With the expected contribution of our international and new venture initiatives, our consolidated growth target for fiscal 1999 is to deliver growth of 20 to 25 percent on both the top and bottom lines."

In reference to the company's core domestic business revenue, the company advised that advance contract commitments for Checkout Coupon(R) and related programs for calendar 1998 are up three percent over the corresponding prior year level, and up 16 percent when commitments for calendar 1999 are included. The company believes that this "backlog" information, which has been published in the company's January press release over the last several years, has become a less reliable indicator of expected performance, and that the 15 percent growth range quoted above should be attainable in the core domestic business notwithstanding the current level of contract commitments. The company's belief is based upon a general pattern experienced over recent periods with respect to core domestic business revenue, as the correlation between forward contract commitments (or "backlog") and actual revenue realized has been decreasing. This trend is expected to continue, and is indicative of several factors:

# The company has become less dependent on a single annual contract renewal season. The previous pressure on fall renewals for manufacturer contracts effective as of the beginning of the calendar year has shifted toward renewal campaigns distributed throughout the year, facilitating a more evenly spread selling effort throughout the year and greater flexibility based on customer budgeting cycles.

# The company continues to introduce new programs which, although part of "core domestic business revenue," are not included in the backlog statistics due to the nature of such programs. These include One-to-One Direct(R), a household-level targeted direct mail product; Loyalty Marketing Services, a suite of products which offer frequent shopper program solutions and other database marketing tools; and CTA NetworkSM, a program which uses the Catalina Marketing Network(R) to deliver targeted advertising nationwide. Moreover, an




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    increasing percentage of the company's core domestic business revenue is attributable to retailer programs, including Checkout CallcardSM, a turnkey program for delivering pre-paid phone cards at the checkstand. Retailer revenue is not included in the backlog statistics.

# Over time many manufacturers appear to be less willing to commit as far in advance as was historically the case. The company believes this trend is related to a variety of factors affecting the promotion, advertising and packaged goods industries. This trend may also be attributable, at least in part, to annual increases in contract minimums as the company's installed store base continues to grow. The company also believes that the sheer scale of its Network has made company programs more effective as a very short term tactical vehicle for generating incremental volume which many clients are using on short notice. Furthermore, the development of better working relationships with clients has made the push for up-front contractual commitments less critical, and, in some cases, inconsistent with such closer working relationships.

Based upon the above factors, and the company's belief that the backlog information is not as helpful in understanding trends in the company's business as was historically the case, the company has decided that it will no longer publish such information in future periods.

Certain statements in the preceding paragraphs are forward looking, and actual results may differ materially. Statements not based on historical facts involve risks and uncertainties, including, but not limited to, the changing market for promotional activities, especially as it relates to policies and programs of packaged goods manufacturers for the issuance of certain product coupons, the effect of economic and competitive conditions and seasonal variations, actual promotional activities and programs with the company's customers, the pace of installation of the company's store network, and the company's ability to maintain favorable client relationships.

Based in St. Petersburg, Florida, Catalina Marketing Corporation provides a menu of in-store electronic marketing programs to over 150 consumer goods companies. The company's purchase-based, individually customized communications and promotions reach more than 145 million U.S. shoppers in more than 10,900 supermarkets via the Catalina Marketing Network(R). The company consists of four distinct business units: Catalina Marketing Services, which markets the company's core electronic marketing programs in the U.S.; Catalina Marketing International, which markets Network programs abroad; Health Resource Publishing Company, which delivers targeted incentives and advertising through customized newsletters to pharmacy customers based on prescription purchases; and SuperMarkets Online, Inc., a secure coupon vehicle for the distribution of promotions via the World Wide Web.



                                      ###





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                         CATALINA MARKETING CORPORATION
                            Selected Financial Data
                    (in thousands, except per share amounts)

                                             Three Months      Nine Months
                                             ------------      -----------
Periods Ended December 31                   1997     1996     1997      1996
                                            ----     ----     ----      ----
    Revenue                               $63,703  $46,344  $163,089  $126,089
    Direct Operating Expenses              23,752   16,055    62,192    44,054
    Selling, General and Administrative    18,561   12,195    43,878    35,007
    Depreciation and Amortization           5,613    4,448    17,227    12,202
    Income from Operations                 15,777   13,646    39,792    34,826
    Interest Income/(Expense) and Other      (208)     273      (991)      846
    Minority Interest                         -        -         -         372
    Provision for Income Taxes              4,706    5,607    14,057    14,249
    Net Income                            $10,863  $ 8,312   $24,744   $21,795

    Diluted:
    --------
    Earnings Per Share                    $  0.57  $  0.40   $  1.30   $  1.06
    Weighted Average Shares Outstanding    19,118   20,635    18,970    20,615

    Basic:
    ------
    Earnings Per Share                    $  0.59  $  0.42   $  1.35   $  1.11
    Weighted Average Shares Outstanding    18,445   19,703    18,381    19,627

                              Selected Other Data

                                                              December 31
                                                         --------------------
                                                             1997      1996
                                                             ----      ----
Balance Sheet and Cash Flow (in thousands):
    Cash                                                $   16,357  $   21,647
    Stockholders' Equity                                    88,441      95,100
    Twelve Month EBITDA                                     74,768*     59,616

U.S. Checkout Coupon Business:
------------------------------
    Number of Stores at Quarter End                         10,979      10,741
    Net Stores Installed During Quarter/YTD                178/234     271/975
    Promotions Printed During Quarter/YTD (in millions)  764/2,021   634/1,729
    Weekly Shopper Reach at Quarter End (in millions)          145         141

International Checkout Coupon Business:
--------------------------------------
    Number of Stores at Quarter End                          1,290         837
    Net Stores Installed During Quarter/YTD                377/349     147/279
    Promotions Printed During Quarter/YTD (in millions)    152/336      70/168
    Weekly Shopper Reach at Quarter End (in millions)           19          18

* Excludes $3.5 million in expense associated with the shutdown of Mexican operations during the quarter ended December 31, 1997.